Exhibit 99.2

atai Life Sciences Announces $50 Million Private Placement Financing

Financing co-led by Ferring Ventures S.A. and Apeiron Investment Ltd. with participation from new and existing healthcare-focused institutional investors, including Ally Bridge Group and ADAR1

NEW YORK and AMSTERDAM – 1 JULY 2025 - atai Life Sciences (NASDAQ: ATAI) (“atai”), a clinical-stage biopharmaceutical company on a mission to develop highly effective mental health treatments to transform patient outcomes, today announced it had entered into subscription agreements relating to the purchase of 18,264,840 ordinary shares of atai with a nominal value of €0.10 per share (“Common Shares”) and pre-funded warrant to purchase 4,566,210 Common Shares (the “Pre-Funded Warrant”). The financing is expected to result in gross proceeds of approximately $50 million, before deducting placement agents’ fees and other expenses.  The net proceeds from the financing are expected to be used by atai for general corporate purposes, including for working capital and to advance the clinical development of the Company’s product candidates and programs. The private placement is subject to certain closing conditions, including the expiration of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) related to the filing expected to be made by Christian Angermayer in connection with Apeiron’s investment in this financing.  The financing is expected to close in the third quarter of 2025.

The financing was co-led by Ferring Ventures S.A. and Apeiron Investment Group, the family office of atai Founder and Chairman Christian Angermayer, with participation from new and existing healthcare-focused institutional investors, including Ally Bridge Group and ADAR1.

Mr. Angermayer commented: “With this financing, atai is well-positioned to accelerate its efforts and achieve its goal of delivering new therapeutic options for individuals facing serious mental health challenges. We are confident that these trial results will support a robust discussion with the FDA and allow us have a clear Phase 3 plan early in 2026.  I am especially grateful for the repeated support of Ferring Ventures. Their deep understanding of commercialization, market dynamics, and how to build and run effective sales teams is invaluable for atai as it prepares to transform from a clinical-stage biotech into a fully integrated commercial company over time”.

Jean-Frederic Paulsen, Chairman, Ferring Ventures S.A., added: “Psychedelics have demonstrated remarkable potential as a transformative class of treatments for a range of mental health conditions. atai has consistently led innovation and progress in this space, and I am pleased to expand our investment to support atai in pioneering the next generation of mental health treatments.”

TD Cowen, Leerink Partners, Guggenheim Securities and Berenberg are acting as joint-lead placement agents for the private placement.

The securities being issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state’s securities laws, and will be issued and sold in a private placement in reliance on Section 4(a)(2) of the Securities Act. The securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. atai granted registration rights to the purchasers in the private placement, and has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the common shares issued in the private placement and the Common Shares issuable upon exercise of the Pre-Funded Warrants issued in the private placement. The offer and sale of the Common Shares underlying the Pre-Funded Warrant have not been registered under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About atai Life Sciences
atai is a clinical-stage biopharmaceutical company on a mission to develop highly effective mental health treatments to transform patient outcomes. atai’s pipeline of psychedelic-based therapies includes VLS-01 (buccal film DMT) for treatment-resistant depression (TRD) and EMP-01 (oral R-MDMA) for social anxiety disorder, which are in Phase 2 clinical development. It is also advancing a drug discovery program to identify novel, non-hallucinogenic 5-HT2AR agonists for TRD. These programs aim to address the complex nature of mental health providing commercially scalable interventional psychiatry therapies that can integrate seamlessly into healthcare systems.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “anticipate,” “initiate,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things, expectations regarding the closing of the private placement financing including satisfaction and timing of closing conditions, including the closing conditions relating to the HSR Act filing, and expectations regarding the use of proceeds from the proposed financing. Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including important factors described in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in atai’s other filings with the SEC. atai disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by applicable law.

Contact Information
Investor Contact:
IR@atai.com

atai Media Contact:
PR@atai.com